SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report:  December 22, 2003
Commission File No 0-2892

THE DEWEY ELECTRONICS CORPORATION

A New York Corporation

I.R.S. Employer Identification
No. 13-1803974

27 Muller Road
Oakland, New Jersey 07436
(201) 337-4700

Item 7.  Exhibits

99.1  Press Release of the Company dated December 22, 2003



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DEWEY ELECTRONICS CORPORATION

Date:  December 22, 2003



/s/  Thom A. Velto
Thom A. Velto, Treasurer
Principal Accounting Officer

INDEX TO EXHIBITS

Exhibit Number Description

99.1  Press Release of The Dewey Electronics Corporation dated December
22, 2003.





Oakland, N.J. - December 22, 2003 - the Dewey Electronics Corporation (OTC:DEWY) announced today the receipt of a delivery order to provide the U.S. Army and other Department of Defense agencies with its diesel operated 2kW light-weight generators.

The delivery order was made on a contract awarded to the Company in September 2001. The contract is a ten-year indefinite delivery, and indefinite quantity contract. It replaced the initial contract under which Dewey Electronics has been the sole producer of this generator for the Armed Forces since 1997.

The amount of this delivery order is approximately $1.1 million and orders received to date under the existing contract amount to approximately $11 million. Deliveries under this new order are scheduled for August 2004 through November 2004.

As with the prior contract, this existing contract allows for the Army to place production orders annually and to place additional interim orders, however, no assurance can be made that the Army will place such orders or, if additional orders are placed, the timing and amount of such orders. Moreover, periods of heightened national security and war have often introduced new priorities and demands, external delays, and increased uncertainty into the defense contracting marketplace.

About The Dewey Electronics Corporation:

The Dewey Electronics Corporation, founded in 1955, is a diversified manufacturer of sophisticated electronic and electromechanical systems for the Armed Forces of the United States. Its Pitometer Log Division manufactures speed and distance measuring instrumentation for the Department of Defense and other projects as a subcontractor. Through its HEDCO division, the Company manufactures snowmaking machines.

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts, including those involved in the Company's dependence upon its Department of Defense business, as further described in our filings under the Securities Exchange Act.

This release and prior releases are available on the KCSA Public
Relations Worldwide web site at www.kcsa.com.